Share Acquisition Option Agreement

That was prepared and signed in Tel Aviv
on the 5th of the month of December, 2007

BETWEEN:
DCI USA Inc.
a corporation that is a registered in Delaware, USA - 3248228
(hereinafter: the “Conferrer” and/or the “Conferrer of the Option”)
of the first part;

AND:
World Group Shipping Ltd.
Israeli Limited Liability Company, No. 52-003361-4
(hereinafter: the “Recipient” and/or the “Recipient of the Option”)
of the second part;

WHEREAS:
The Conferrer is the sole and only owner of the entire issued share capital of Gontar Wind Energy Ltd., corporation No. 51-386665-7 (hereinafter: the “Company”), all of which is according to the report from the Companies Registrar which is attached to this agreement as Appendix A; and

WHEREAS:
It is the desire of the Conferrer to grant to the Recipient, and it is the desire of the Recipient to receive from the Conferrer, an irrevocable right to purchase from the Conferrer the entire 100% of the issued and fully paid-up share capital of the Company (hereinafter: the “shares” and the “option”, respectively); and

WHEREAS:	The parties have agreed between themselves concerning the option execution terms as stated in this agreement;

Therefore, it has been agreed, stipulated and declared between the parties as follows:

1.	The option

1.1
The Conferrer hereby irrevocably undertakes to the Recipient that as from the date of fulfilling of the pending terms as stipulated in clause 2 below, and for a period ending on February 28th, 2008 (hereinafter: the “execution period”), the Recipient shall be permitted, should he deem fit to do so, at his sole and complete discretion, to purchase the shares and all rights connected to any shareholders' loan, from the Conferrer, at any time during the execution period, in their condition and in the condition of the Company as is stipulated in clause 4 below, in exchange for the payment of a total of NIS equal to 2,450,000 Million USD (hereinafter: the “Consideration For the Shares”), which is provided that the Recipient shall deliver a execution notification to the Conferrer during the execution period as is defined below.

Without derogating from any other provision or representation in this Agreement it is stressed, that the Consideration For the Shares is based on all other figures in the Balance Sheet and financial statement annexed to this agreement as Appendix B which shall be a representation by the Conferrer towards the Recipient. Therefore, the final Consideration For the Shares shall be adapted to the amended and updated financial situation of the Company at the date of payments, according to a new and updated balance sheet audited and approved by an Israeli CPA of the Recipient. Any discrepancy or change of any nature, between the figures in the Balance Sheet shall cause the relevant and proportional correction to the Consideration For the Shares, but it is agreed between the Parties that no correction shall be done to increase the said Consideration.

All payments in USD shall be executed either in USD or in NIS (as Recipient determines on its sole discretion), according to representative rate of the USD against the NIS as last determined by the Bank of Israel at the time of execution of the payment order from Recipient's bank account in Israel.

1.2
To remove any doubt it is hereby clarified that the Recipient is entering into an engagement with the Conferrer through this agreement which relies upon the correctness of the Conferrer’s presentations.

1.3	The option is given to the Recipient without any consideration and the Conferrer shall not be entitled to receive any kind of consideration in respect of granting said option.

2.	Omitted

3.	Option execution

3.1
The execution of the option shall be undertaken by means of an irrevocable and unconditional notification in writing to the Conferrer, by which the Recipient chooses to execute the option which is being conferred upon him by this agreement (both above and below: the “execution notification”) and that shall be delivered to the Conferrer, which shall be during the course of the execution period only (hereinafter the “execution date”).

3.2
Should the Recipient choose to execute the option, at his sole and complete discretion, he shall submit the execution notification to the Conferrer and also he shall pay to the Conferrer the shares consideration, subject to the following:

3.2.1	The Conferrer has ratified in writing that the condition of the shares and of the Company on the option execution date is as stipulated and described in this agreement and in its appendices;

3.2.2	The Company’s shares were transferred into the name of the Recipient and/or on his behalf;

3.2.3	The directors serving on behalf of the Conferrer have resigned and in their place are directors who have been appointed by the Recipient;

3.3
At the time of signing the agreement, the parties shall sign a shares transfer deed, notifications to the Company concerning the resignation of the Company’s board of directors and statements to the Companies Registrar, all of which shall be without a franked date (hereinafter: the “documents”). It is agreed that the documents shall be held in trust by adv. Erez Tik from 3 Azriely Tower Tel Aviv Israel (hereinafter: the “Trustee”). The parties shall empower the Trustee to fill in the director’s resignation date and the appointment of the new director on the option realization date and on all the other documents necessary according to Article 7 below.

The Conferred undertakes to sign and submit all necessary documents to the Trustee within 30 days from the date of signing this Agreement by the Recipient. A breach of the provisions of this article shall be considered as fundamental breach by the Conferrer.

In addition, the Conferrer shall sign an irrevocable Power of Attorney which gives a Power of Attorney to the Recipient’s lawyers to execute, in his name and in his stead, those necessary actions required for the completion of the transfer of the shares into the name of the Recipient and the execution of the other actions which are the subject of this agreement (hereinafter: the “Power of Attorney”). The wording of the Power of Attorney shall be drafted by the Recipient's attorney and shall be duly singed, confirmed and submitted to the Recipient within 14 days of its submission to the Conferrer.

3.4
Should the Recipient not have delivered the Recipient’s execution notification by the end of the execution period, then the option shall expire automatically and the Conferrer shall not have any complaint and/or demand and and/or claim in respect of this.

4.	Presentations and undertakings

4.1	The Conferrer declares, certifies and undertakes in respect of the shares and the Company, including regarding any subsidiary, as follows:

4.1.1	The Company’s Incorporation and Articles of Association do not include any article which is in contradiction to this Agreement;

4.1.2
The Company is in a state as reflected in the financial statements for 30 September 2007 (hereinafter - "the Balance Sheet") submitted and presented as Appendix B, and any discrepancy and/or inaccuracy shall be remedied and indemnified by the Conferrer within 7 days of Recipient's first demand in writing;

4.1.3
There are no attachments and/or debts and/or obligations and/or any third party's rights which apply to the shares and/or to the Company and/or to any of its assets, except those specifically mentioned and reflected in the Balance Sheet. It is hereby emphasized that the Conferrer undertakes to submit to the Recipient the consent of any third party to the sale of the shares inasmuch as their consent is required;

4.1.4	The Company is not engaged in any obligation and/or binding agreement of any kind;

4.1.5
There are no engagements or obligations between the Company and the shareholders or Company’s officers or associated parties, including in relation to loans and/or to the placing of guarantees and/or letters of indemnification, except the shareholders loan as described in the Balance Sheet, which was taken into account in the Consideration For the Shares as mentioned in this Agreement, and subordinated to the Recipient in case of exercising of the Option under this Agreement, as part of the Consideration For the Shares and part of the purchase thereof;

4.1.6	The Company is not involved in any existing and there are no anticipated legal process;

4.1.7	Any licenses required by any law for purposes of operating the Company in accordance with its activities is in the Company's possession;

4.1.8	The Company has had no employees and does not currently have any employees and therefore it has no obligations towards any employees of any kind;

4.1.9	The Company has all necessary Intellectual property rights in connection with its current activities, and it does not infringe any such right of any third party.

4.2
The Conferrer declares and undertakes that the Recipient is given full due diligence on the shares, on the Company, and any of its assets and on their financial and economic state which shall not include therein any information which is inaccurate and/or untrue and/or incomplete, and with no information lacking therein which is liable to be considered as essential information which could influence the considerations of a reasonable investor for purposes of making a decision appertaining to the acquisition of the shares. The Conferrer is aware that the basis for the readiness of the Recipient to realize the option and to purchase the shares in exchange for the payment of the consideration for the shares, is the presentations, the declarations and the facts which are referred to in this agreement.

The Conferrer shall provide full indemnification for any damage, expense or lose the Recipient shall incur due to any misrepresentation and/or any demand or payment to any authority and/or any other third party, caused in any time before payments of the Consideration For the Shares.

5.	Operating the Company until the end of the execution period

During the period of time from the date of signing this agreement until the end of the execution period (hereinafter: the “interim period”) the Conferrer undertakes as follows:

5.1	To operate the Company involving ordinary business only;

5.2	Not to transfer and/or to attach any of the assets and/or the rights of the Company nor to give any consent for granting other rights of any kind whatsoever to any third party on any of its assets;

5.3	Not to initiate any actions for the Company’s dissolution and/or receivership;

5.4	Not to withdraw dividends, nor to carry out owners’ withdrawals from the Company or to receive any payment whatsoever therefrom;

5.5
To request the consent of the Recipient in advance for any Company engagement with a third party of any kind which is essential for the Company and/or which is not within the course of the Company’s normal business;

5.6
Not to undertake any changes to the Company’s Articles of Association, the Company’s registered capital and its issued and fully paid-up share capital or to allocate any shares or other rights in the Company;

5.7	To deliver to the Recipient a copy of all minutes of any board of directors’ meeting or of a shareholders’ meeting;

5.8
That the Recipient shall be entitled to appoint an observer on his behalf on the Company’s board of directors and the Conferrer shall allow said observer to be present at all of the Company’s board of directors’ meetings.

5.9	That the Conferrer will not directly or indirectly issue or authorize the payment to the Conferrer or any of its affiliates any payment or bonus of any nature from the Company.

5.10	That the Conferrer will not demand any indebtedness of the Company to become due prior to its current maturity date.

6.	Due diligence

6.1
For purposes of checking the feasibility of execution the option, the Recipient shall arrange due diligence for the Company and for its assets, its rights and obligations (hereinafter: the “Recipient’s check” or the “due diligence”), which shall terminate by, and no later than, the end of the execution period.

6.2
The Conferrer hereby undertakes by way of an undertaking, the breach of which would constitute a fundamental breach, to assist the Recipient in the due diligence, and to put at his disposal immediately upon his request, records and documents of any kind whatsoever and/or any information that the Recipient shall request for purposes of completing the checks.

6.3
It is agreed that inasmuch as this may be demanded by the Recipient, the parties shall act during the due diligence period for purposes of formulating a detailed shares acquisition agreement, which shall apply to them should the option be executed by the Recipient. Nothing in the aforesaid derogates from the validity of this agreement, should the option be realized without the agreement stipulated above having been signed.

7.	Date of completing the transaction (closing)

The Parties shall coordinate when to meet at the offices of advocate Tik, Gilad, & Co., in Tel Aviv in order to execute all of the actions below, as integrated obligations, which shall be not later than 10 days from the date of submitting the Execution Notification:

7.1
The Trustee shall hand over all of the documents to the Recipient which have been previously submitted to him according to the provisions of this Agreement, which shall include letters of all directors' resignation, duly approved protocol of the Conferrer regarding transfer of shares and of the shareholders' loan to the Recipient, deeds for transfer of shares, singed notification to Company Registrar in Israel regarding the transfer of shares to the Recipient, all directors shall sing a waiver of any complain and/or demand from the Company in wording to be approved in advance by Recipient's attorney, and any other additional document which the Recipient shall reasonably need for completion of all undertakings of the Conferrer under this Agreement;

7.2	The Conferrer shall ratify in a letter that the state of the shares and of the Company on the option realization date is as detailed and described in this agreement and in its appendices;

7.3	The Recipient shall pay to the Conferrer the consideration for the shares according to all provisions in article 1 above;

7.4
The parties’ obligations in this clause are integrated, and the non-fulfilling of any of the obligations of one party, in addition to this being a breach of the agreement, shall absolve the other party from his undertakings for the performance of his obligations at that time, as aforesaid.

7.5
The parties shall sign any document that their representatives shall deem necessary for purposes of completing the transaction, including any document that may be required for purposes of transferring the shares and for purposes of receiving any certification that may be required, and any other activity shall be taken that may be required for purposes of fulfilling the provisions of this agreement in full.

7.6
At the demand of the Recipient, the parties shall prepare, through their comptroller’s and/or accountants on their behalf and/or the Company’s accountant, an accounting (hereinafter: the “accounting”), in respect of discrepancies and amendments in the state of the Company compared with the Conferrer’s presentations and the obligations as stipulated in the Balance Sheet and this Agreement, and also they shall so make in the future, without any limitation as to time, any verification that the Recipient may request owing to the revealing of an expense, loss and/or payment and/or claim of any kind (provided that it will be according to a peremptory ruling) and/or a benefit to a third party and/or an obligation to a third party the grounds for which relate to the period of time prior to the realization of the option, and which did not appear or was not referred to in this agreement and in its appendices. The Conferrer undertakes to appear and to allow the execution of the accounting as stated above within 14 days of the Recipient’s demand in writing. The provisions in this article shall not derogate from any other provision regarding the final balance sheet to be prepared in for the closing.

8.	Breach and remedies

8.1	Omitted.

8.2
None of the provisions in this document may be interpreted as derogating from the rights of the parties under the provisions of the Law of Contract (Remedies Owing to a Breach of Contract) [5]731-1970, and from the other legal rights under any law for the receipt of any assistance or remedy, in addition to the agreed upon compensation, unless explicitly stipulated otherwise in this document.

9.	General

9.1
To safeguard the rights of the Recipient under this agreement, the Recipient shall be permitted to register a first ranking charge on the shares. The Conferrer shall cooperate and enable the Recipient to create and register such charge within 21 days of the date of signing this Agreement.

The Recipient undertakes to allow the immediate expunging and cancellation of the charge at the end of the realization period should the Recipient not realize the option by the end of the realization period (which is not owing to a breach of this agreement by the Conferrer).

9.2
The Recipient shall be permitted to transfer or delegate his rights under the option and according to this Agreement to a third party, either for or without consideration as the Recipient so chooses. The Recipient shall deliver to the Conferrer a notification in writing concerning the endorsement and transfer of the rights under the option to a third party, legally signed by the Recipient and the third party, which shall not require any ratification from the Conferrer for said transfer.

9.3	Each party shall bear all the taxes and obligatory payments that apply to him by any law in respect of the conferring or receipt of the option under this document.

9.4	This agreement will be subject only to the laws of the State of Israel and any dispute in connection therewith shall be litigated only by the competent courts in Tel Aviv.

9.5
No change whatsoever to this agreement shall be valid unless said change shall be made in writing and signed by the parties to the agreement and a notification in respect thereof sent to their representatives by registered mail.

9.6
Without derogating from the contents of this agreement, regarding the delivery of the realization notification, the addresses of the parties to this agreement are as stipulated at the top of this agreement, and any notification that shall be sent by one party to this agreement to the other shall be considered as having been received within 72 hours from the date of its having been sent by registered mail, and if delivered by hand, then at the time of its delivery.

And a witness whereof the parties have come to sign:

/s/ Marc Narboni, CEO DCI USA Inc.	/s/ World Group Shipping Ltd. World Group Shipping Ltd.